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                                                                      EXHIBIT 21


                         GOODY'S FAMILY CLOTHING, INC.

                         SUBSIDIARIES OF THE REGISTRANT


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

                         PARENT OR GENERAL PARTNER        STATE OF INCORPORATION
NAME OF SUBSIDIARY             OF SUBSIDIARY                 OR ORGANIZATION
SYDOOG, Inc.           Goody's Family Clothing, Inc.            Delaware
GOFAMCLO, Inc.         Goody's Family Clothing, Inc.            Delaware
GFCFS, LLC             SYDOOG, Inc.                             Delaware
Trebor of TN, Inc.     Goody's Family Clothing, Inc.            Tennessee
GOODY'S MS, LP         Trebor of TN, Inc.                       Tennessee
GOODY'S IN, LP         Trebor of TN, Inc.                       Tennessee
GFCTX, LP              Trebor of TN, Inc.                       Tennessee
GFCGA, LP              Trebor of TN, Inc.                       Tennessee
GFCTN, LP              Trebor of TN, Inc.                       Tennessee
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